Exhibit 4.2
____________________________

THE ROYAL BANK OF SCOTLAND GROUP PLC
as Issuer

and

THE BANK OF NEW YORK MELLON
acting through its London Branch
as Trustee

____________________________

FIRST SUPPLEMENTAL INDENTURE
SERIES A SENIOR NOTES

dated as of September 13, 2011

to

THE AMENDED AND RESTATED INDENTURE

dated as of September 13, 2011
____________________________

FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of September 13, 2011 between THE ROYAL BANK OF SCOTLAND GROUP PLC, a corporation incorporated in Scotland with registered number SC045551 (the “Company”), and THE BANK OF NEW YORK MELLON, acting through its London Branch, a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (the “Trustee”), having its Corporate Trust Office at One Canada Square, London E14 5AL.

WITNESSETH

WHEREAS, the Company and the Trustee have executed and delivered an Amended and Restated Indenture dated September 13, 2011 (the “Amended and Restated Indenture,” and together with this First Supplemental Indenture, the “Indenture”) to provide for the issuance of the Company’s Senior Debt Securities, including Series A Senior Notes (as defined herein);

WHEREAS, the parties hereto desire to establish a series of Senior Debt Securities which shall be a series of medium-term notes referred to as a Series A Senior Notes (the “Series A Senior Notes”) and which may be issued from time to time in any number of tranches and any Series A Senior Notes issued as part of this series and any such tranches will constitute a single series of Senior Debt Securities under the Amended and Restated Indenture and shall be included in the definition of “Senior Debt Securities” where the context requires;

WHEREAS, the parties hereto desire to establish the form of the Series A Senior Notes to be endorsed thereon pursuant to Sections 2.01 and 3.01 of the Amended and Restated Indenture and attached hereto as Exhibit A;

WHEREAS, the Series A Senior Notes shall have such terms as may be established from time to time in respect of any tranche pursuant to Section 3.01 of the Amended and Restated Indenture, including, if specified in the relevant Series A Senior Note, a “Survivor’s Option” for the beneficial holder of the relevant Series A Senior Note;

WHEREAS, Section 9.01(f) of the Amended and Restated Indenture permits the Company and the Trustee to enter into a supplemental indenture to establish the forms or terms of Senior Debt Securities of any series as permitted under Sections 2.01 and 3.01 of the Amended and Restated Indenture without the consent of holders;

WHEREAS, Section 9.01(d) of the Amended and Restated Indenture permits the Company and the Trustee to add to, change or eliminate any provisions of the Amended and Restated Indenture, subject to certain conditions;

WHEREAS, there are no Series A Senior Notes outstanding created prior to the execution of this First Supplemental Indenture;

WHEREAS, the entry into this First Supplemental Indenture, as required by Section 9.01 of the Amended and Restated Indenture, has been authorized pursuant to a Board Resolution; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture and whereas all actions required by it to be taken in order to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, have been taken and performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.    Definition of Terms. For all purposes of this First Supplemental Indenture:

(a)           a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(b)           capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Amended and Restated Indenture;

(c)           the singular includes the plural and vice versa;

(d)           headings are for convenience of reference only and do not affect interpretation; and

(e)           for purposes of this First Supplemental Indenture and the Amended and Restated Indenture, the term “series” shall mean the series of Senior Debt Securities designated as Series A Senior Notes and shall include any tranches of Series A Senior Notes issued as part of such series.

ARTICLE 2
FORM OF SERIES A SENIOR NOTES

Section 2.01.    Form of Series A Senior Note. The form of any Security that is designated as a Series A Senior Note shall be substantially in the form of Exhibit A to this First Supplemental Indenture or as may be determined from time to time pursuant to Company Orders pursuant to Section 3.01 of the Amended and Restated Indenture and in accordance with Section 3.03 of this First Supplemental Indenture.

ARTICLE 3
THE SERIES A SENIOR NOTES

Section 3.01.    Series A Senior Notes Issuable in Tranches. The Series A Senior Notes will be issued as part of the same series and may be issued in any number of tranches. For purposes of this First Supplemental Indenture references to "series" in the Amended and Restated Indenture shall be deemed to refer to a tranche of the Series A Senior Notes where the context so requires.

Section 3.02.    Authentication of the Series A Senior Notes. Notwithstanding Section 1.02 of the Amended and Restated Indenture, for purposes of the Series A Senior Notes, including any tranche of Series A Senior Notes, issued under the Amended and Restated Indenture, Section 3.03 of the Amended and Restated Indenture is amended and restated in its entirety and shall read as follows:

Section 3.03.   Execution, Authentication, Delivery and Dating.  The Series A Senior Notes shall be executed on behalf of the Company by any Executive Officer. The signature of any Executive Officer on the Series A Senior Notes may be manual or facsimile. Series A Senior Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officer of the Company shall bind the Company, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Series A Senior Notes.

At any time and from time to time after the execution and delivery of this First Supplemental Indenture, the Company may deliver Series A Senior Notes of any tranche executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Series A Senior Notes, and the Trustee in accordance with the Company Order shall authenticate and deliver such Series A Senior Notes.

In authenticating such Series A Senior Notes and accepting the additional responsibilities under the Amended and Restated Indenture in relation to such Series A Senior Notes, the Trustee shall be entitled to receive (in the case of subparagraph 3.03(b) below only at or before the time of the first request of the Company to the Trustee to authenticate the first Series A Senior Note of the Series A Senior Notes), and (subject to Section 6.01 of the Amended and Restated Indenture) shall be fully protected in relying upon:

(a)           the Company Order (x) requesting such authentication and setting forth delivery instructions, and (y) attaching the form of Series A Senior Notes setting forth the terms of such Series A Senior Notes, or a tranche of Series A Senior Notes, established pursuant to Section 3.01 of the Amended and Restated Indenture and stating the recitals contained in

Section 1.02 of the Amended and Restated Indenture, including that all conditions precedent for the authentication of such Series A Senior Notes have been complied with; and

(b)           an Opinion of Counsel stating that (x) the form and terms of the Series A Senior Notes have been established in conformity with the provisions of the Amended and Restated Indenture and (y) that such Series A Senior Notes, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditor’s rights and by general principles of equity.

The Trustee shall not be required to authenticate such Series A Senior Notes if the issue of such Series A Senior Notes pursuant to this First Supplemental Indenture will affect the Trustee’s own rights, duties or immunities under the Series A Senior Notes and the Indenture or otherwise in a manner which is not reasonably acceptable to the Trustee.

Each Series A Senior Note shall be dated the date of its authentication.

No Series A Senior Note shall be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless there appears on such Series A Senior Note a certificate of authentication substantially in the form provided for in the Amended and Restated Indenture executed by or on behalf of the Trustee by manual signature, and such certificate upon any Series A Senior Note shall be conclusive evidence, and the only evidence, that such Series A Senior Note has been duly authenticated and delivered hereunder and that such Series A Senior Note is entitled to the benefits of the Indenture.  Notwithstanding the foregoing, if any Series A Senior Note shall have been authenticated and delivered hereunder but never issued and sold by the Company, and the Company shall deliver such Series A Senior Note to the Trustee for cancellation as provided in Section 3.09 of the Amended and Restated Indenture, for all purposes of the Indenture, such Series A Senior Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefit of the Indenture.

Section 3.03.    Additional Securities; Additional Series A Senior Notes. For purposes of the Series A Senior Notes, including any tranche of Series A Senior Notes, issued under the Indenture, Section 3.12 of the Amended and Restated Indenture is amended and restated in its entirety and shall read as follows:

Section 3.12.   Additional Securities; Additional Series A Senior Notes. The Company may, from time to time, without the consent of the Holders of Senior Debt Securities of any series, issue additional Senior Debt Securities in a new tranche of the series known as Series A Senior Notes, and each such new tranche of Series A Senior Notes shall have a separate CUSIP, ISIN and/or Common Code number, as applicable.  The Company may also, from time to time, issue additional Series A Senior Notes in respect of an existing tranche of Series A Senior Notes; provided, however, that such additional Series A Senior Notes must be fungible with any tranche of Series A Senior Notes to which they are being added for U.S. federal income tax purposes or must be issued under a different CUSIP, ISIN and/or Common Code number, as applicable.

Section 3.04.     Series A Senior Notes Form a Single Series. Any Series A Senior Notes issued as part of the series of Senior Debt Securities designated as Series A Senior Notes, in as many tranches as may be constituted thereunder, together with any other Series A Senior Notes, will form a part of and constitute a single series of Senior Debt Securities under the Indenture and shall be included in the definition of “Senior Debt Securities” in the Indenture where the context requires.

Section 3.05.  Additional Amounts.  For purposes of the Series A Senior Notes, including any tranches of Series A Senior Notes, issued under the Indenture, Section 10.04 of the Amended and Restated Indenture is amended and restated in its entirety and shall read as follows:

Section 10.04. Additional Amounts.  Unless otherwise provided as contemplated by Section 3.01 of the Amended and Restated Indenture with respect to any tranche of Series A Senior Notes, all amounts of principal, and premium, if any, and interest, if any, on any tranche of Series A Senior Notes will be paid by the Company without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (the “Taxing Jurisdiction”), unless such deduction or withholding is required by law.  Unless otherwise provided as contemplated by Section 3.01 of the Amended and Restated Indenture with respect to any tranche of Series A Senior Notes, if deduction or withholding of any such taxes, levies, imposts, duties, charges, fees, deductions or withholding shall at any time be required by the Taxing Jurisdiction, the Company will pay such additional amounts of, or in respect of, the principal amount of, premium, if any, and interest, if any, on any tranche of Series A Senior Notes (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holders of Series A Senior Notes of the particular tranche, after such deduction or withholding, shall equal the respective amounts of principal, premium, if any, and interest, if any, which would have been payable in respect of such Series A Senior Notes had no such deduction or withholding been required; provided, however, that the foregoing will not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding which would not have been payable or due but for the fact that:

(i)      the Holder or the beneficial owner of the Series A Senior Note is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or is physically present in, the Taxing Jurisdiction or otherwise has some connection with the Taxing Jurisdiction other than the holding or ownership of a Senior Debt Security, or the collection of any payment of (or in respect of) principal of, premium, if any, or interest, if any, on any Senior Debt Security of the relevant series,

(ii)     except in the case of a winding-up of the Company in the United Kingdom, the relevant Series A Senior Note is presented (where presentation is required) for payment in the United Kingdom,

(iii)    the relevant Series A Senior Note is presented (where presentation is required) for payment more than 30 calendar days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amount on presenting (where presentation is required) the same for payment at the close of such 30 calendar day period, or

(iv)    the Holder or the beneficial owner of the relevant Series A Senior Note or the beneficial owner of any payment of (or in respect of) principal of, premium, if any, or interest, if any, on such Series A Senior Note failed to comply with a request of the Company or its liquidator or other authorized person addressed to the Holder (x) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (y) to make any declaration or other similar claim to satisfy any requirement, which in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(v)     the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directives;

(vi)    the relevant Series A Senior Note is presented (where presentation is required) for payment by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting (where presentation is required) the relevant Series A Senior Note to another paying agent in a Member State of the European Union; or

(vii)   any combination of subclauses (i) through (vi) above;

nor shall Additional Amounts be paid with respect to the principal of, or interest on, the Series A Senior Notes to any Holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the Holder.

Whenever in this Amended and Restated Indenture there is mentioned, in any context, the payment of the principal of (and premium, if any) or interest, if any, on, or in respect of, any Series A Senior Note of any tranche of Series A Senior Notes, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this Section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of this Section and as if express mention of the payment of Additional Amounts (if applicable) were made in any provisions hereof where such express mention is not made.

If at any time Additional Amounts are owed by the Issuer to the owners of beneficial interest in one or more tranches of the Series A Senior Notes, the Issuer shall provide the Trustee with an Officer's Certificate detailing the Additional Amount owed per $1,000 in aggregate principal amount of Series A Senior Notes no later than 3 business days prior to any payment date with respect to such Series A Senior Notes.

Section 3.06.    Optional Redemption Due to Tax Treatment. For purposes of the Series A Senior Notes, including any tranches of Series A Senior Notes, issued under the Indenture, Section 11.08 of the Amended and Restated Indenture is amended and restated in its entirety and shall read as follows:

Section 11.08. Optional Redemption Due to Tax Treatment. Unless otherwise provided as contemplated by Section 3.01 of the Amended and Restated Indenture with respect to any tranche of Series A Senior Notes, the Company will have the option to redeem the Series A Senior Notes of any tranche, as a whole but not in part, on not less than 5 business days nor more than 60 calendar days’ notice, on the next Interest Payment Date, at a redemption price equal to 100% of the principal amount or, in the case of Original Issue Discount Series A Senior Notes, the accreted face amount thereof, together with accrued interest, if any, or, in the case of any other Series A Senior Notes the Company may issue, at the redemption price specified in such Series A Senior Note (and premium, if any, thereon), in each case, together with accrued but unpaid interest, if any, in respect of such tranche of Series A Senior Notes to the date fixed for redemption, if, at any time, the Company shall determine that as a result of a change in or amendment to the laws or regulations of the Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or any change in the application or interpretation of such laws or regulations (including a decision of any court or tribunal) which change or amendment becomes effective or applicable on or after a date included in the terms of such Series A Senior Notes pursuant to Section 3.01:

(a)           in making payment under the Series A Senior Notes, the Company has or will or would on the next Interest Payment Date become obligated to pay Additional Amounts;

(b)           the payment of interest on the next Interest Payment Date in respect of any of the Series A Senior Notes would be treated as “a distribution” within the meaning of Chapter 2 of Part 23 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re-enactment thereof for the time being); or

(c)           on the next Interest Payment Date the Company would not be entitled to claim a deduction in respect of the payment of interest in computing its United Kingdom taxation liabilities (or the value of such deduction to the Company would be materially reduced).

ARTICLE 4
SURVIVOR’S OPTION

Section 4.01.    Survivor’s Option. Unless otherwise provided with respect to any series of Series A Senior Notes, if the terms of any Series A Senior Notes established in accordance with Section 3.01 of the Series A Senior Notes Indenture provide that the representative of a beneficial owner of such Series A Senior Notes shall have the option to elect repayment of such Series A Senior Notes following the death of the beneficial owner of such Note (a “Survivor’s Option”), so long as such Series A Senior Note was acquired by the beneficial owner of such Series A Senior Note at least six months prior to the date of death, the exercise of the Survivor’s Option shall be subject to the terms of this Article 4; provided, however, that if the terms of any such Series A Senior Note conflicts with any provision of this Article 4, the terms of such Series A Senior Note shall govern.  Pursuant to the valid exercise of the Survivor’s Option, as determined in the sole discretion of the Company which shall be evidenced by a written confirmation to the Trustee, the Company shall repay any Series A Senior Note (or portion thereof) properly tendered for repayment by or on behalf of the person (the “Representative”) that has authority to act on behalf of the deceased beneficial owner of a Series A Senior Note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative or executor of the deceased beneficial owner or surviving joint owner with such deceased beneficial owner) at a price equal to 100% of the principal amount of the deceased beneficial owner’s beneficial interest in such Series A Senior Note plus accrued and unpaid interest to the date of such repayment (or at a price equal to the amortized face amount for Original Issue Discount Series A Senior Notes on the date of such repayment), subject to any limitations set forth in the terms of the applicable Series A Senior Note with respect to such Survivor’s Option with respect to aggregate exercises of Survivor’s Options in any year or on behalf of any one deceased beneficial owner (each, a “Put Limitation”). Any Series A Senior Note (or portion thereof) tendered pursuant to a valid exercise of the Survivor’s Option may not be withdrawn.

The death of a person holding a beneficial interest in a Series A Senior Note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, will be deemed to be the death of the beneficial owner of the Series A Senior Note, and the entire principal amount of the Series A Senior Note so held shall be subject to repayment.  However, the death of a person holding a beneficial interest in a Series A Senior Note as tenant in common with a person other than such deceased holder’s spouse will be deemed to be the death of a beneficial owner only with respect to the deceased person’s interest in the Series A Senior Note, and only the deceased beneficial owner's percentage interest in the principal amount of the Series A Senior Note will be subject to repayment to the estate of the deceased beneficial owner upon application of the person who has authority to act on behalf of the deceased beneficial owner.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a Series A Senior Note will be deemed to be the death of the beneficial owner of such Series A Senior Note for purposes of this provision, regardless of whether such beneficial owner was the registered holder of the Series A Senior Note, if such beneficial interest can be established to the satisfaction of the Trustee. Such beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between spouses. In addition, the beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interest in the Series A Senior Note during his or her lifetime.

Tenders of Series A Senior Notes (or portion thereof) pursuant to valid exercises of the Survivor’s Option shall be accepted in the order all such Series A

Senior Notes are received by the Trustee on behalf of the Company who will forward on all such Survivor’s Option Documentation (as defined below) to the Company for review and acceptance by the Company which shall be the final determination regarding whether the Survivor's Option Documentation (as defined below) is in acceptable form, except for any Series A Senior Note (or portion thereof) the acceptance of which would contravene a Put Limitation, if any. If, as of the end of any calendar year, the aggregate principal amount of Series A Senior Notes (or portions thereof) that have been tendered pursuant to the valid exercise of the Survivor’s Option during such year has exceeded a Put Limitation, if any, any exercise(s) of the Survivor’s Option with respect to Series A Senior Notes (or portions thereof) not accepted during such calendar year because such acceptance would have contravened such Put Limitation, if applied, shall be deemed to be tendered in the following calendar year in the order such Series A Senior Notes (or portions thereof) were originally tendered. Any Series A Senior Note (or portion thereof) accepted for repayment pursuant to exercise of the Survivor’s Option shall be repaid on the first Interest Payment Date that occurs 20 or more calendar days after the date of acceptance, unless otherwise specified pursuant to Section 3.01 of the Amended and Restated Indenture. In the event that a Series A Senior Note (or any portion thereof) tendered for repayment pursuant to a valid exercise of the Survivor’s Option is not accepted, the Trustee shall deliver a notice, by first-class mail to the registered holder thereof at its last known address as indicated in the Survivor’s Option Documentation (as defined below), that states the reason such Series A Senior Note (or portion thereof) has not been accepted for payment.

For any Series A Senior Note that is a Global Security, the Depositary or its nominee shall be the holder of such Series A Senior Note and therefore shall be the only entity that can exercise the Survivor’s Option for such Series A Senior Note. To obtain repayment pursuant to exercise of the Survivor’s Option with respect to such Series A Senior Note, the Representative must provide to the broker or other entity through which the beneficial interest in such Series A Senior Note is held by the deceased beneficial owner (i) a written request for repayment signed by the Representative, including the address of the Representative and account details to which the repayment pursuant to exercise of the Survivor’s Option shall be made, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States or medallion guaranteed by a savings bank or credit union; (ii) tender of a Series A Senior Note (or portion thereof) to be repaid; (iii) a certification that (A) the deceased was the beneficial owner of the Series A Senior Note at the time of death and the interest in such Series A Senior Note was acquired by the deceased beneficial holder at least six months prior to the date of such death and, (B) the death of such beneficial owner has occurred and the date of such death and (C) the Representative has authority to act on behalf of the deceased beneficial owner; (iv) if applicable, a properly executed assignment or endorsement; (v) if the interest in such Series A Senior Note is held by a nominee, trustee, custodian or other person in a similar capacity, of the deceased beneficial owner, a certificate satisfactory to the Trustee from such nominee, trustee, custodian or similar person attesting to the deceased’s beneficial ownership in such Series A Senior Note; (vi) tax certificates and such other instruments or documents that the Trustee reasonably requires in order to establish the validity of the beneficial ownership of the Series A Senior Notes and the claimant’s entitlement to payment; (vii) any additional information the Trustee requires to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the Series A Senior Notes; and (viii) instructions to such broker or other entity to notify the Depositary of such Representative’s desire to obtain repayment pursuant to exercise of the Survivor’s Option (collectively, the “Survivor’s Option Documentation”).  Such broker or other entity shall provide to the Trustee and the Trustee will forward to the Company for a final determination that it is in proper form and has been accepted (i) the Survivor’s Option Documentation received from the Representative and (ii) a certificate satisfactory to the Company from such broker or other entity stating that it represents the deceased beneficial owner.

The Company shall confirm in writing (including by e-mail or facsimile) to the Trustee that each such tender of Survivor's Option Documentation has been accepted. Subject to the Company’s right hereunder with respect to any Put Limitation, and provided that the Survivor’s Option Documentation is in fact received by the Company, the Trustee shall be entitled to fully and conclusively rely on the Company's written acceptance, and shall have no liability whatsoever for the information supplied by a broker or other entity delivering the Survivor’s Option Documentation, the Representative or other entity with respect to the above and/or in processing the exercise of the Survivor's Option. Such broker or other entity shall be responsible for disbursing any payments it receives pursuant to exercise of the Survivor’s Option to the appropriate Representative.

ARTICLE 5
MISCELLANEOUS

Section 5.01.    Effect of Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by each of the Company and the Trustee, and the delivery of the documents referred to in Section 5.02 herein, the Amended and Restated Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Amended and Restated Indenture for all purposes in respect of any Series A Senior Notes.

Section 5.02.    Other Documents to be Given to the Trustee. As specified in Section 9.03 of the Amended and Restated Indenture and subject to the provisions of Section 6.03 of the Amended and Restated Indenture, the Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel stating the recitals contained in Section 1.02 of the Amended and Restated Indenture, and in the case of such Opinion of Counsel, that this First Supplemental Indenture is permitted by the Amended and Restated Indenture, conforms to the requirements of the Trust Indenture Act, and (subject to Section 1.03 of the Amended and Restated Indenture) valid and binding obligations of the Company enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditor’s rights and by general principles of equity as conclusive evidence that this First Supplemental Indenture complies with the applicable provisions of the Amended and Restated Indenture.

Section 5.03.    Confirmation of Indenture. The Amended and Restated Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Amended and Restated Indenture, this First Supplemental Indenture and all indentures supplemental thereto shall, in respect of any Series A Senior Notes, be read, taken and construed as one and the same instrument. This First Supplemental Indenture constitutes an integral part of the Amended and Restated Indenture with respect to the Series A Senior Notes. In the event of a conflict between the terms and conditions of the Amended and Restated Indenture and the terms and conditions of this First Supplemental Indenture, the terms and conditions of this First Supplemental Indenture shall prevail with respect to the Series A Senior Notes.

Section 5.04.    Concerning the Trustee. The Trustee does not make any representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Amended and Restated Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

Section 5.05.    Governing Law. This First Supplemental Indenture, the Series A Senior Notes shall be governed by and construed in accordance with the laws of the State of New York, except that the authorization and execution by the Company of this First Supplemental Indenture and the Series A Senior Notes shall be governed by (in addition to the laws of the State of New York relevant to execution) the respective jurisdictions of the Company and the Trustee, as the case may be.

Section 5.06.    Separability. In case any provision contained in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.07.    Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

THE ROYAL BANK OF SCOTLAND GROUP PLC

By:	/s/ Liam Coleman
	Name:	Liam Coleman
	Title:	Deputy Group Treasurer

[Signature Page to First Supplement Indenture]

THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Trustee

By:	/s/ Paul Cattermole
	Name:	Paul Cattermole
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF SERIES A SENIOR NOTE

[FORM OF FACE OF SECURITY]

REGISTERED NOTE	REGISTERED
No. [FXR] / [FLR]	[Principal Amount] CUSIP:

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

THE ROYAL BANK OF SCOTLAND GROUP PLC

SERIES A SENIOR NOTES

[Title of Securities]

ORIGINAL ISSUE DATE:	INITIAL REDEMPTION DATE:	INTEREST RATE:	MATURITY DATE:
INTEREST ACCRUAL DATE:	INITIAL REDEMPTION PERCENTAGE:	INTEREST PAYMENT DATES:	OPTIONAL REPAYMENT DATE:
SPECIFIED CURRENCY:		INTEREST PAYMENT PERIOD:	APPLICABILITY OF MODIFIED PAYMENT UPON ACCELERATION:
IF SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS, OPTION TO ELECT PAYMENT IN U.S. DOLLARS:	REDEMPTION NOTICE PERIOD:	APPLICABILITY OF ANNUAL INTEREST PAYMENTS:	IF YES, STATE ISSUE PRICE:
EXCHANGE RATE AGENT:	OPTIONAL REDEMPTION DATE:	TAX REDEMPTION:	ORIGINAL YIELD TO MATURITY:
BASE RATE:	SPREAD:	SPREAD MULTIPLIER	REPORTING SERVICE:
MINIMUM INTEREST:	MAXIMUM INTEREST:	SURVIVOR’S OPTION:

OTHER PROVISIONS:

The Royal Bank Of Scotland Group plc, a public limited company incorporated in Scotland, (the “Issuer,” which term includes any successor person under the Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to Cede & Co., or registered assignees, the [principal sum][Payment at Maturity] as provided herein, on the Maturity Date specified above (except to the extent redeemed or repaid prior to maturity) and to pay interest thereon, if provided for on the face of this Note, at the Interest Rate per annum specified above, from and including the Interest Accrual Date specified above weekly, monthly, quarterly, semiannually or annually in arrears as specified above as the Interest Payment Period on each Interest Payment Date (as specified above), commencing on the Interest Payment Date next succeeding the Interest Accrual Date specified above, and at the Maturity Date (or on any redemption or repayment date); provided, however, that if the Interest Accrual Date occurs between a Record Date (as defined below) and the next succeeding Interest Payment Date, interest payments will commence on the second Interest Payment Date succeeding the Interest Accrual Date to the registered holder of this Note on the Record Date with respect to such second Interest Payment Date.

Interest on this Note, if any, will accrue from and including the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Interest Accrual Date, until, but excluding the date the principal hereof has been paid or duly made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the holder in whose name this Note is registered on

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the date which is 15 calendar days prior to such Interest Payment Date (each such date a “Record Date”; provided that if such fifteenth day is not a Business Day, the Record Date will be the next succeeding Business Day).

Unless otherwise specified on the face of this Note, payment of the principal amount of (and premium, if any), and any interest on, this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such payment shall be made to the Holder including through a Paying Agent of the Company outside the United Kingdom for collection by the Holder.

As used herein, “Business Day” means any weekday that is not a legal holiday in New York, New York, London, England, or any other place of payment of the note, and is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

THE ROYAL BANK OF SCOTLAND GROUP PLC

Dated:	By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Series A Senior Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

Dated:	By:
Authorized Signatory:

[FORM OF REVERSE OF SECURITY]

This note (the “Note”) is one of a duly authorized issue of Series A Senior Notes (the “Series A Senior Notes”) of the Issuer. The Notes are issuable under a Amended and Restated Indenture dated as of September 13, 2011 among the Issuer and The Bank of New York Mellon, as trustee (the “Trustee,” which term includes any successor trustee for the Notes under the Indenture), as supplemented by the First Supplemental Indenture dated as of September 13, 2011 among the Issuer and the Trustee (such Amended and Restated Indenture supplemented by such First Supplemental Indenture and as may be supplemented or amended from time to time, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

The Company may, from time to time, without the consent of the holders of the Notes or senior debt securities (the “Senior Debt Securities”) of any series issued under the Indenture, issue additional Senior Debt Securities in a new tranche of the series known as Series A Senior Notes, and each such new tranche of Series A Senior Notes will be issued under a separate CUSIP, ISIN and/or Common Code number, as applicable. The Company may also, from time to time, issue additional Series A Senior Notes in respect of an existing tranche of Series A Senior Notes; provided, however, that such additional Series A Senior Notes must be fungible with any tranche of Series A Senior Notes to which they are being added for U.S. federal income tax purposes or must be issued under a different CUSIP, ISIN and/or Common Code number, as applicable. Any Series A Senior Notes, together with this Note, issued under the Indenture as part of the series of Senior Debt Securities designated as Series A Senior Notes, in as many tranches as may be constituted under the Indenture, together with any other Series A Senior Notes, will form a part of and constitute a single series of Senior Debt Securities under the Indenture. The Notes will initially be issued in the form of one or more global Notes (each, a “Global Senior Note”). Except as provided in the Indenture, a Global Senior Note shall not be exchangeable for one or more definitive Series A Senior Notes.

The Series A Senior Notes will constitute unsecured and unsubordinated obligations of the Company, as described herein, and will rank pari passu without any preference among themselves.

If an Event of Default with respect to the Series A Senior Notes shall have occurred and be continuing, the Trustee or the holder or holders of not less than 25% in aggregate principal amount of the Outstanding Series A Senior Notes may declare the principal amount of, and any accrued interest on, all the Series A Senior Notes to be due and payable immediately, in the manner, with the effect and subject to the conditions provided in the Indenture.

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If an Event of Default with respect to the Series A Senior Notes shall have occurred and be continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of holders of Series A Senior Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted thereon, or to enforce any other proper remedy, including the institution of proceedings in Scotland (but not elsewhere) for the winding up of the Company, respectively.

By acceptance of this Note, the holder will be deemed to have waived any right of set-off or counterclaim with respect to such Notes that they might otherwise have against the Company, whether before or during a winding-up of the Company.

The Bank of New York Mellon, at its corporate trust office in The City of New York, acts as the paying agent (the “Paying Agent,” which term includes any additional or successor Paying Agent appointed by the Issuer) with respect to the Note.

Interest payments on this Note will include interest accrued to but excluding the Interest Payment Dates or the Maturity Date (or any earlier redemption or repayment date), as the case may be. Unless otherwise provided on the face hereof, interest payments for this Note will be computed and paid on the basis of a 360-day year of twelve 30-day months.

In the case where the Interest Payment Date or the Maturity Date (or any redemption or repayment date) does not fall on a Business Day, payment of interest, premium, if any, or principal otherwise payable on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or on the Maturity Date (or any redemption or repayment date), and no interest on such payment shall accrue for the period from and after the Interest Payment Date or the Maturity Date (or any redemption or repayment date) to such next succeeding Business Day; provided that if this Note has a term of not more than one year (from but excluding the Original Issue Date to and including the Maturity Date), such payment shall be made on the immediately preceding Business Day and in no event will an Interest Payment Date or the Maturity Date occur more than one year after the Original Issue Date (excluding the Original Issue Date and including the Interest Payment Date or Maturity Date).

Except to the extent otherwise specified on the face of this Note, all payments on this Note will be made by the Issuer without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein

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having the power to tax (the “Taxing Jurisdiction”), unless such deduction or withholding is required by law. Except to the extent otherwise specified on the face of this Note, if deduction or withholding of any such taxes, levies, imposts, duties, charges, fees, deductions or withholdings shall at any time be required by the Taxing Jurisdiction, the Issuer will pay such additional amounts with respect to such payments on this Note (“Additional Amounts”) as may be necessary in order that the net amounts paid to the holder of this Note, after such deduction or withholding, shall equal the amounts that would have been payable in respect of this Note had no such deduction or withholding been required; provided, however, that the foregoing will not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding that would not have been payable or due but for the fact that:

(i)           the holder or the beneficial owner of this Note is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or is physically present in, the Taxing Jurisdiction or otherwise has some connection with the Taxing Jurisdiction other than the holding or ownership of this Note, or the collection of any payment of (or in respect of) principal of, premium, if any, or interest, if any, on, this Note;

(ii)           except in the case of a winding up of the Issuer in the United Kingdom, this Note is presented (where presentation is required) for payment in the United Kingdom;

(iii)          this Note is presented (where presentation is required) for payment more than 30 calendar days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to such Additional Amount on presenting (where presentation is required) the same for payment at the close of such 30 calendar day period;

(iv)         the holder or the beneficial owner of this Note or the beneficial owner of any payment on this Note failed to comply with a request of the Issuer, or its liquidator or other authorized person addressed to the holder (x) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (y) to make any declaration or other similar claim to satisfy any requirement, which in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(v)          the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusion of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive;

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(vi)         this Note is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting (where presentation is required) this Note to another paying agent in a Member State of the European Union; or

(vii)        any combination of clauses (i) through (vi) above;

nor shall Additional Amounts be paid with respect to the principal of, or any payments on, or in respect of, this Note to any holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the holder.

References herein to the payment of the principal of or any payments on, or in respect of, this Note shall be deemed to include mention of the payment of Additional Amounts provided for in the foregoing paragraph to the extent that, in such context, Additional Amounts are, were or would be payable under the foregoing provisions.

Except to the extent otherwise specified on the face of this Note, this Note is redeemable, as a whole but not in part, at the option of the Issuer on not less than 5 Business Days nor more than 60 calendar days’ notice to the holders of this Note at any time before Maturity, at a redemption price equal to 100% of the principal amount or, if this Note is an Original Issue Discount Security, the accreted face amount thereof, or at a redemption price set forth on the face of this Note, in each case, together with accrued but unpaid interest to the date fixed for redemption, if, at any time, the Issuer shall determine that as a result of a change in or amendment to the laws or regulations of the Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or any change in the official application or interpretation of such laws or regulations (including a decision of any court or tribunal) which change or amendment becomes effective on or after the date on which the pricing terms relating to such Notes are established:

(a)           in making any payment on such Note, it has or will or would on the next payment date become obligated to pay Additional Amounts;

(b)           the payment of interest on the next Interest Payment Date in respect of this Note would be treated as a “distribution” within the meaning of Chapter 2 of Part 23 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re enactment thereof for the time being); or

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(c)           on the next Interest Payment Date the Issuer would not be entitled to claim a deduction in respect of such payment of interest in computing its United Kingdom taxation liabilities (or the value of such deduction to the Issuer would be materially reduced).

If the Issuer elects to redeem this Note, such Note will cease to accrue interest, if any, from the date of redemption, provided the redemption price has been paid in accordance with the Indenture.

Upon payment of (i) the amount of principal so declared due and payable and (ii) accrued and unpaid interest, if any (or, if the relevant Notes are Original Issue Discount Senior Debt Securities, the accreted face amount thereof), all of the Issuer’s obligations in respect of the payment of the principal of, and accrued and unpaid interest, if any, on, this Note shall terminate.

If so indicated on the face hereof, this Note may be redeemed in whole or in part at the option of the Issuer on or after the Initial Redemption Date specified on the face hereof on the terms set forth on the face hereof, together with interest accrued and unpaid hereon to the date of redemption. Notice of redemption shall be mailed to the registered holders of the Note designated for redemption at their addresses as the same shall appear on the Note register not less than 5 Business Days nor more than 60 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified on the face hereof, subject to all the conditions and provisions of the Indenture.

At such time as all interests in this Note have either been exchanged for definitive Notes, redeemed, repurchased or cancelled, this Note shall be cancelled by the Trustee. At any time prior to such cancellation, if any interest in this Note is exchanged for definitive Notes, redeemed, repurchased or cancelled, the principal amount of Series A Senior Notes represented by this Note shall be reduced and the Trustee shall cause an endorsement to be made on the schedule hereto and in its books and records to reflect such reduction. The amounts set forth in the books and records of the Trustee shall be conclusive evidence of the amount of Outstanding Series A Senior Notes. In the event of redemption of this Note in part only, a new Note or Notes for the amount of the unredeemed portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof.

If so indicated on the face of this Note, this Note will be subject to repayment at the option of the holder on the Optional Repayment Date or Dates specified on the face hereof on the terms set forth herein. On any Optional Repayment Date, this Note will be repayable in whole or in part in the authorized minimum denominations specified on the face of this Note, and if not specified thereon, in increments of $1,000 or, if this Note is denominated in a Specified Currency other than U.S. dollars, in increments of 1,000 units of such Specified Currency (provided that any remaining principal amount hereof shall not be less than the minimum authorized denomination hereof) at the option of the holder

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hereof in the authorized minimum denominations specified on the face of this Note, and if not specified thereon, a price equal to 100% of the principal amount to be repaid, together with interest accrued and unpaid hereon to the date of repayment. For this Note to be repaid at the option of the holder hereof, the Paying Agent must receive at its corporate trust office in the Borough of Manhattan, The City of New York, at least 15 but not more than 30 days prior to the date of repayment, (i) this Note with the form entitled “Option to Elect Repayment” below duly completed or (ii) e-mail or facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority or a commercial bank or a trust company in the United States setting forth the name of the holder of this Note, the principal amount hereof, the CUSIP number and certificate number of this Note or a description of this Note’s tenor and terms, the principal amount hereof to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Note, together with the form entitled “Option to Elect Repayment” duly completed, will be received by the Paying Agent not later than the fifth Business Day after the date of such e-mail or facsimile transmission or letter; provided, that such facsimile transmission or letter shall only be effective if this Note and form duly completed are received by the Paying Agent by such fifth Business Day. Exercise of such repayment option by the holder hereof shall be irrevocable. In the event of repayment of this Note in part only, a new Note or Notes for the amount of the unpaid portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof.

In case this Note shall at any time become mutilated, defaced or be destroyed, lost or stolen and this Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Trustee, the Issuer may execute and the Trustee shall authenticate and deliver in exchange therefor a new Note of the same tranche containing identical terms and provisions and of like amount, and bearing a number not contemporaneously outstanding, and, if this Note is destroyed, lost or stolen, only upon receipt of evidence satisfactory to the Trustee and the Issuer that this Note was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of the Note mutilated, defaced, destroyed, lost or stolen.

So long as this Note shall be outstanding, each of the Issuer will cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest on this Note as herein provided in the Borough of Manhattan, The City of New York, and an office or agency in said Borough of Manhattan for the registration, transfer and exchange as aforesaid of the Notes. The Issuer may designate other agencies for the payment of said principal, premium and interest at such place or places (subject to applicable laws and regulations) as the Issuer may decide. So long as there shall be such an agency,

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the Issuer shall keep the Paying Agent advised of the names and locations of such agencies, if any are so designated.

As set forth in, and subject to, the provisions of the Indenture, no holder of any Series A Senior Notes will have the right to institute any proceeding with respect to the Indenture, this Note or any remedy thereunder; provided, however, that such limitations do not apply to a suit instituted by the holder hereof for the enforcement of payment of the principal or interest as and when the same shall have become due and payable in accordance with the terms hereof and the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the right of the holder of this Note, which is absolute and unconditional, to receive payment of the principal of (and premium, if any), and interest on, this Note when due and payable in accordance with the provisions of this Note and the Indenture.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and the Paying Agent and any agent of the Issuer, the Trustee or the Paying Agent may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Issuer, the Trustee or the Paying Agent or any such agent shall be affected by notice to the contrary.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Senior Debt Securities of each series to be affected thereby by the Company and the Trustee with the consent of the holders of not less than a majority in principal amount of the Senior Debt Securities at the time outstanding of each such series. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the outstanding Senior Debt Securities of each series, on behalf of the holders of all Senior Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No recourse shall be had for the payment of the principal of, premium, if any, or the interest on this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation to the Issuer, either directly or through the Issuer, as the case may be, or any such successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability

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being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Note will be governed by the laws of the State of New York.

Unless otherwise defined herein, all terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common
TEN ENT	-	as tenants by the entireties
JT TEN	-	as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT – ______________ Custodian _____________
(Minor)                                        (Cust)

Under Uniform Gifts to Minors Act  ___________________________
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

_______________________________________
[PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such note on the books of the Issuer, with full power of substitution in the premises.

Dated: _____________________

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

OPTION TO ELECT REPAYMENT

The undersigned hereby irrevocably requests and instructs the Issuer to repay the within Note (or portion thereof specified below) pursuant to its terms at a price equal to the principal amount thereof, together with interest to the Optional Repayment Date, to the undersigned at

(Please print or typewrite name and address of the undersigned)

If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof which the holder elects to have repaid: ____________; and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the holder for the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid): ________.

Dated: ______________________

NOTICE: The signature on this Option to Elect Repayment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement.